Exhibit 5.1

                       OPINION OF COUNSEL

May 24, 2001

Amerigon Incorporated
5462 Irwindale Avenue
Irwindale, California  91706

          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Amerigon Incorporated, a California corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,150,000 shares of the Company's Common Stock, no par value (the "Shares"), to be issued pursuant to the Company's 1997 Stock Incentive Plan, as amended (the "Plan"). We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,



                              O'MELVENY & MYERS LLP